UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2012

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania		15650-0231
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 539-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01,	Completion of Acquisition or Disposition of Assets

On March 1, 2012, Kennametal Inc. (the “Company”) completed the acquisition (“Acquisition”) of Deloro Stellite Holdings 1 Limited (“Deloro Stellite”) for a purchase price of approximately Euro 277 million pursuant to the Share Sale and Purchase Agreement by and among the Company and the Sellers identified therein, dated January 13, 2012, and corresponding Warranty Deed (“Transaction Documents”) as described in the Current Report on Form 8-K filed by the Company on January 17, 2012. Concurrent with the closing of the Acquisition, the parties also entered into a Tax Deed of Covenant, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

The Company has funded the Acquisition through existing credit facilities and operating cash flow.

The foregoing description of the Transaction Documents is a summary, does not purport to be a complete description, and is qualified in its entirety by reference to the Share Sale and Purchase Agreement and the Warranty Deed, copies of which were filed as Exhibit 2.1 and Exhibit 2.2, respectively, to the Quarterly Report on Form 10-Q for the quarter ending December 31, 2011, which was filed on February 8, 2012.

The Company has determined that it is not required to file separate audited financial statements of Deloro Stellite under Rule 3-05 of Regulation S-X or pro forma financial information relating to the acquisition of Deloro Stellite under Rule 11-01 of Regulation S-X.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date: March 2, 2012	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel